UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 1, 2012

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, Florida	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2012, the Board of Directors of Office Depot, Inc. (the “Company”) increased the number of directors of the Company from 10 to 11 and elected Nigel Travis to serve as a director of the Company. He has been Chief Executive Officer of Dunkin’ Brands Group Inc. since January 2009 and serves as President of Dunkin’ Donuts since October 2009. From 2005 through 2008 Mr. Travis served as President and Chief Executive Officer of Papa John’s International, Inc. From 1994 to 2005 he had executive roles in Europe, International and Retail divisions of Blockbuster, Inc., culminating with the role of President and Chief Operating Officer from 2001 – 2005. Mr. Travis also held human resources and international roles for Burger King Holdings, Inc. from 1989 – 1994, prior to which he worked for Grand Metropolitan PLC since 1985. Mr. Travis currently serves on the Board of Dunkin’ Brands Group and Lorillard, Inc. Previous board service includes Papa Johns International, Inc. from 2005 – 2008, Bombay Company from 2000 – 2007, and Limelight Group from 1996 – 2000. Mr. Travis brings significant international, retail, human resources and operations experience to the Company’s Board of Directors.

Mr. Travis was not appointed to serve on any of the Company’s Board Committees as of the date of this disclosure. Mr. Travis will participate in the compensation arrangements for non-employee directors as described in our Form 10-K for the fiscal year ended December 31, 2011 filed February 28, 2012.

There is no arrangement or understanding pursuant to which Mr. Travis was elected as a director, and there are no related party transactions between the Company and Mr. Travis that would require disclosure under Item 404(a) of Regulation S-K.

The Board of Directors intends to reduce its size to 10 members to be effective on the date of the Annual Meeting of Shareholders to be held in 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized

OFFICE DEPOT, INC.
Date: March 2, 2012
	By:	/s/ Elisa D. Garcia C.

Elisa D. Garcia C.
Executive Vice President,
General Counsel and Secretary